CONTACTS:
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Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

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Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Meritor Reports Fourth-Quarter and Fiscal Year 2020 Results

TROY, Mich. – (Nov. 12, 2020) – Meritor, Inc. (NYSE: MTOR) today announced reported financial results for its fourth quarter and full fiscal year ending Sept. 30, 2020.

Fourth-Quarter Highlights
•Sales were $758 million
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor were each $1 million
•Diluted earnings per share from continuing operations was $0.01
•Adjusted income from continuing operations attributable to Meritor was $11 million, or $0.15 of adjusted diluted earnings per share
•Adjusted EBITDA was $60 million
•Adjusted EBITDA margin was 7.9 percent
Fourth-Quarter Results
For the fourth quarter of fiscal year 2020, Meritor posted sales of $758 million, down $270 million, or approximately 26 percent, from the same period last year. This decrease in sales was driven by lower market volumes primarily due to decreased customer demand as a result of the COVID-19 pandemic.

Net income attributable to Meritor was $1 million, or $0.01 per diluted share, compared to net income attributable to Meritor of $43 million, or $0.51 per diluted share in the prior year. Net income from continuing operations attributable to the company was $1 million, or $0.01 per diluted share, compared to net income from continuing operations attributable to the company of $42 million, or $0.50 per diluted share, in the prior year. Lower net income year over year was driven primarily by lower revenues as a result of lower market volumes due to the COVID-19 pandemic, partially offset by decreased SG&A due to cost reduction actions executed primarily in the second half of the year, reduced incentive compensation costs and operational performance.

Adjusted income from continuing operations attributable to the company in the fourth quarter was $11 million, or $0.15 of adjusted diluted earnings per share, compared with $70 million, or $0.83 of adjusted diluted earnings per share, in the prior year.

Adjusted EBITDA was $60 million, compared to $116 million in the fourth quarter of fiscal year 2019. Adjusted EBITDA margin for the fourth quarter of fiscal year 2020 was 7.9 percent, compared with 11.3 percent in the same period last year. The decrease in adjusted EBITDA year over year was driven primarily by lower revenues as a result of lower market volumes due to the COVID-19 pandemic. The impact from lower revenue was partially offset by cost reduction actions executed primarily in the second half of the year, reduced incentive compensation costs and operational performance.

Cash flow provided by operating activities in the fourth quarter of fiscal year 2020 was $77 million, compared to $62 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2020 was $37 million, compared to free cash flow of $22 million in the same period last year. The increase in operating cash flow and free cash flow year over year was driven by improved working capital performance and a one-time $48-million cash contribution and loan repayment to fund the Maremont 524(g) Trust made in fiscal year 2019, which did not repeat.

Fourth-Quarter Segment Results
Commercial Truck sales were $560 million in the fourth quarter of fiscal year 2020, down 28 percent compared to the fourth quarter of fiscal year 2019. The decrease in sales was driven by lower volumes primarily due to decreased customer demand as a result of the COVID-19 pandemic.

Commercial Truck segment adjusted EBITDA was $24 million in the fourth quarter of fiscal year 2020, down $48 million from the same period in the prior fiscal year. Segment adjusted EBITDA margin decreased to 4.3 percent from 9.3 percent in the same period of the prior fiscal year. The decrease in segment adjusted EBITDA and segment adjusted EBITDA margin were driven primarily by lower market volumes for most regions due to COVID-19 and higher costs incurred to support electrification initiatives, partially offset by the cost reduction actions, reduced incentive compensation costs and operational performance.

Aftermarket and Industrial sales were $226 million in the fourth quarter of fiscal year 2020, down 22 percent compared to the fourth quarter of fiscal year 2019. The decrease in sales was driven by lower volumes across the segment. Aftermarket sales decreased due to lower customer demand and the impact from the termination of the distribution arrangement with WABCO Holdings, Inc. ("WABCO"), which occurred in the second quarter of fiscal year 2020. Industrial sales also decreased, driven by lower market volumes primarily as a result of the impact of the COVID-19 pandemic.

Segment adjusted EBITDA for Aftermarket and Industrial was $34 million in the fourth quarter of fiscal year 2020, down $7 million from the same period in the prior year. Segment adjusted EBITDA margin increased to 15.0 percent in the fourth quarter of fiscal year 2020, compared to 14.2 percent in the same period of the prior year. The decrease in segment adjusted EBITDA was driven primarily by lower volumes and the impact from the termination of the WABCO distribution arrangement, partially offset by cost reduction actions, reduced incentive compensation costs and operational performance. Segment adjusted EBITDA margin increased due to cost reduction actions that more than offset the volume reductions and impact of the WABCO termination.
Fiscal Year 2020 Results
For fiscal year 2020, Meritor posted sales of $3.0 billion, down $1.3 billion, or approximately 31 percent from the prior year. The decrease in sales was driven by lower market volumes primarily due to decreased customer demand, as a result of the COVID-19 pandemic.

Net income attributable to Meritor was $245 million, or $3.24 per diluted share, compared to $291 million, or $3.37 per diluted share, in the same period last year. Net income from continuing operations attributable to the company was $244 million, or $3.23 per diluted share, compared to net income from continuing operations attributable to the company of $290 million, or $3.36 per diluted share, in the same period last year. Lower net income year over year was driven primarily by lower revenues as a result of significantly reduced market volumes due to the COVID-19 pandemic, as well as higher restructuring costs related to actions taken in fiscal year 2020. This decrease was partially offset by $203 million of after tax income associated with the termination of the company’s distribution arrangement with WABCO in fiscal year 2020.

Adjusted income from continuing operations in fiscal year 2020 was $85 million, or $1.12 per adjusted diluted share, compared to $330 million, or $3.82 per adjusted diluted share, in the prior year. The decrease in adjusted income year over year was driven primarily by lower revenues as a result of reduced market volumes due to the COVID-19 pandemic.

Adjusted EBITDA was $272 million in fiscal year 2020, compared with $520 million in fiscal year 2019. Adjusted EBITDA margin was 8.9 percent in fiscal year 2020, down 300 basis points compared with the prior fiscal year. The decrease in adjusted EBITDA year over year was driven primarily by lower revenues as a result of reduced market volumes due to the COVID-19 pandemic. Cost reduction actions executed primarily in the second half of fiscal year 2020 partially offset the impact from lower revenue.

Cash flow from operating activities in the fiscal year was $265 million, compared to $256 million in fiscal year 2019. Free cash flow for the full fiscal year was $180 million, compared to $153 million in fiscal year 2019. The increase in cash provided by operating activities was driven primarily by $265 million of cash received from the termination of the distribution arrangement with WABCO in fiscal year 2020 and a one-time $48 million cash contribution and loan repayment to fund the Maremont 524(g) Trust made in fiscal year 2019, which did not repeat, largely offset by lower fiscal year 2020 revenues as a result of significantly reduced market volumes primarily due to the impact of the COVID-19 pandemic.
Fiscal Year 2020 Highlights
Capital Return
In fiscal year 2020, the company repurchased 10.4 million shares of common stock for $241 million, representing more than 12 percent of the average shares outstanding at the beginning of the fiscal year.

Advanced Technology Investment
Meritor acquired all the outstanding common shares of Transportation Power, Inc. ("TransPower") in fiscal year 2020. Through the addition of TransPower's product portfolio, the company continues to advance its M2022 priorities through increased investment in next-generation electrification technologies, and it further establishes the value of Meritor's Blue Horizon™ brand across the industry.

Outlook for Fiscal Year 2021
The company is providing the following guidance for fiscal year 2021:
•Revenue to be in the range of $3.1 billion to $3.35 billion
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be in the range of $45 million to $75 million
•Diluted earnings per share from continuing operations to be in the range of $0.60 to $1.05
•Adjusted diluted earnings per share from continuing operations to be in the range of $1.10 to $1.75
•Adjusted EBITDA margin to be in the range of 9.2 percent to 10.2 percent
•Operating cash flow to be in the range of $145 million to $185 million
•Free cash flow to be in the range of $60 million to $100 million

“While fiscal year 2020 brought unforeseen headwinds, Meritor implemented cost containment actions early, bolstered our liquidity and maintained a strong balance sheet, which helped offset the financial impact of the pandemic and enabled us to continue making long-term investments,” said Jay Craig, president and CEO of Meritor. “We remain confident that our M2022 plan remains on track.”

Fourth-Quarter and Fiscal Year 2020 Conference Call
Meritor will host a conference call and webcast to discuss the company's fourth-quarter and full-year results for fiscal year 2020 on Thursday, Nov. 12 at 9 a.m. ET.

To participate, call (844) 412-1003 within the U.S. or (216) 562-0450 from outside the U.S. at least 10 minutes prior to the start of the call. Please reference conference ID: 7619875 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the Investors page on meritor.com.

A replay of the call will be available starting at 12 p.m. ET on Nov. 12 until 12 p.m. ET on Nov. 19 by calling (855) 859-2056 within the U.S. or (404) 537-3406 from outside the U.S. Please refer to replay conference ID 7619875. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the Investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 7,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, financial markets and operations; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AA Gear Mfg., Inc., AxleTech and Transportation Power,

Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, and free cash flow.

Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense, related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.

Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Free cash flow over adjusted income from continuing operations is a specific financial measure of our M2022 plan used to measure the company's ability to convert earnings to free cash flow.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.

Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and free cash flow over adjusted income from continuing operations as key metrics to determine management’s performance under our performance-based compensation plans.

Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Sales	$758	$1,028	$3,044	$4,388
Cost of sales	(699)	(882)	(2,716)	(3,748)
GROSS PROFIT	59	146	328	640
Selling, general and administrative	(40)	(76)	(221)	(256)
Income from WABCO distribution termination	—	—	265	—
Other operating income (expense), net	(8)	(20)	(40)	(21)
OPERATING INCOME	11	50	332	363
Other income, net	10	10	46	40
Equity in earnings of affiliates	3	7	14	31
Interest expense, net	(19)	(14)	(66)	(57)
INCOME BEFORE INCOME TAXES	5	53	326	377
Provision for income taxes	(5)	(13)	(78)	(82)
INCOME FROM CONTINUING OPERATIONS	—	40	248	295
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	1	1	1
NET INCOME	—	41	249	296
Less: Net loss (income) attributable to noncontrolling interests	1	2	(4)	(5)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$1	$43	$245	$291

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$1	$42	$244	$290
Income from discontinued operations	—	1	1	1
Net income	$1	$43	$245	$291

DILUTED EARNINGS PER SHARE
Continuing operations	$0.01	$0.50	$3.23	$3.36
Discontinued operations	—	0.01	0.01	0.01
Diluted earnings per share	$0.01	$0.51	$3.24	$3.37

Diluted average common shares outstanding	73.8	84.1	75.6	86.3

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2020	September 30, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$315	$108
Receivables, trade and other, net	479	551
Inventories	435	526
Other current assets	54	31
TOTAL CURRENT ASSETS	1,283	1,216
NET PROPERTY	515	515
GOODWILL	501	478
OTHER ASSETS	585	606
TOTAL ASSETS	$2,884	$2,815
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$39	$41
Accounts and notes payable	423	610
Other current liabilities	264	285
TOTAL CURRENT LIABILITIES	726	936
LONG-TERM DEBT	1,188	902
RETIREMENT BENEFITS	196	336
OTHER LIABILITIES	279	226
TOTAL LIABILITIES	2,389	2,400
EQUITY:
Common stock (September 30 2020 and 2019, 103.7 and 104.1 shares issued and 72.3 and 81.4 shares outstanding, respectively	105	104
Additional paid-in capital	808	803
Retained Earnings	736	491
Treasury stock, at cost ( September 30, 2020 and September 30, 2019, 31.4 and 22.7 shares, respectively)	(573)	(332)
Accumulated other comprehensive loss	(614)	(681)
Total equity attributable to Meritor, Inc.	462	385
Noncontrolling interests	33	30
TOTAL EQUITY	495	415
TOTAL LIABILITIES AND EQUITY	$2,884	$2,815

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Net income attributable to Meritor, Inc.	$1	$43	$245	$291
Less: Loss (income) from discontinued operations, net of tax, attributable to Meritor, Inc.	—	(1)	(1)	(1)
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$1	$42	$244	$290

Interest expense, net	19	14	66	57
Provision for income taxes	5	13	78	82
Depreciation and amortization	27	23	101	87
Noncontrolling interests	(1)	(2)	4	5
Loss on sale of receivables	1	1	4	6
Asset impairment charges	8	9	8	10
Income from WABCO distribution termination	—	—	(265)	—
Transaction costs	—	6	5	6
Asbestos related items	—	—	—	(31)
Restructuring costs	—	10	27	8
Adjusted EBITDA	$60	$116	$272	$520

Adjusted EBITDA margin (1)	7.9%	11.3%	8.9%	11.9%

Unallocated legacy and corporate expense (income), net (2)	(2)	(3)	(6)	(3)
Segment adjusted EBITDA	$58	$113	$266	$517

Commercial Truck (3)
Segment adjusted EBITDA	$24	$72	$116	$342
Segment adjusted EBITDA margin (4)	4.3%	9.3%	5.3%	9.9%

Aftermarket and Industrial (3)
Segment adjusted EBITDA	$34	$41	$150	$175
Segment adjusted EBITDA margin (4)	15.0%	14.2%	15.3%	15.9%

Sales (3)
Commercial Truck	$560	$778	$2,190	$3,456
Aftermarket and Industrial	226	289	981	1,100
Intersegment Sales	(28)	(39)	(127)	(168)
Total Sales	$758	$1,028	$3,044	$4,388
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three and twelve months ended September 30, 2019 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2020	2019
OPERATING ACTIVITIES
Income from continuing operations	$248	$295
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	101	87
Deferred income tax expense	38	40
Restructuring costs	27	8
Equity in earnings of affiliates	(14)	(31)
Asset impairment charges	8	10
Pension and retiree medical income	(42)	(37)
Asbestos related liability remeasurement	—	(31)
Contribution to Maremont trust	—	(48)
Other adjustments to income from continuing operations	7	18
Dividends received from equity method investments	10	23
Pension and retiree medical contributions	(15)	(16)
Restructuring payments	(25)	(5)
Changes in off-balance sheet receivable securitization and factoring programs	(77)	(18)
Changes in receivables, inventories and accounts payable	61	(14)
Changes in other current assets and liabilities	(64)	(3)
Changes in other assets and liabilities	2	(22)
Operating cash flows provided by continuing operations	265	256
Operating cash flows used for discontinued operations	—	—
CASH PROVIDED BY OPERATING ACTIVITIES	265	256
INVESTING ACTIVITIES
Capital expenditures	(85)	(103)
Cash paid for business acquisitions, net of cash received	—	(168)
Cash paid for investment in Transportation Power, Inc.	(13)	(6)
Other investing activities	9	6
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(89)	(271)
FINANCING ACTIVITIES
Securitization	(8)	(38)
Borrowings against revolving line of credit	304	190
Repayments of revolving line of credit	(304)	(190)
Proceeds from debt issuances	300	—
Term loan borrowings	—	175
Redemption of notes	—	(24)
Repayment of notes and term loan	(8)	—
Debt issuance costs	(5)	—
Deferred issuance costs	—	(4)
Other financing activities	(2)	(2)
Net change in debt	277	107
Repurchase of common stock	(241)	(96)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	36	11
EFFECT OF CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(5)	(3)
CHANGE IN CASH AND CASH EQUIVALENTS	207	(7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	108	115
CASH AND CASH EQUIVALENTS AT END OF YEAR	$315	$108

MERITOR, INC.
ADJUSTED INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Income from continuing operations attributable to Meritor, Inc.	$1	$42	$244	$290
Adjustments:
Restructuring costs	—	10	27	8
Asset impairment charges	8	9	8	10
Non-cash tax expense (1)	3	4	12	51
US. tax reform impacts (2)	—	6	—	(3)
Tax valuation allowance reversal, net and other (3)	—	(3)	—	(3)
Income tax expense (benefit) (4)	(1)	(4)	54	2
Transaction costs (5)	—	6	5	6
Income from WABCO distribution termination	—	—	(265)	—
Asbestos related items (6)	—	—	—	(31)
Adjusted income from continuing operations attributable to Meritor, Inc.	$11	$70	$85	$330

Diluted earnings per share from continuing operations	$0.01	$0.50	$3.23	$3.36
Impact of adjustments on diluted earnings per share	0.14	0.33	(2.11)	0.46
Adjusted diluted earnings per share from continuing operations	$0.15	$0.83	$1.12	$3.82

Diluted average common shares outstanding	73.8	84.1	75.6	86.3
(1) Represents tax expense including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) The three months ended September 30, 2019 includes a one time net charge of $6 million recorded for an election made that will allow for future tax-free repatriation of cash to the United States. The twelve months ended September 30, 2019 includes a one time net charge of $9 million recorded for an election made that will allow for future tax-free repatriation of cash to the United States and $12 million of non-cash tax benefit related to the one time deemed repatriation of accumulated foreign earnings.
(3) The three and twelve months ended September 30, 2019 includes a $3 million decrease in valuation allowances for certain U.S. state jurisdictions.
(4) The three months ended September 30, 2020 includes $1 million of income tax benefit related to asset impairment. The twelve months ended September 30, 2020 includes $62 million of income tax expense related to the WABCO distribution termination, $6 million of income tax benefits related to restructuring, $1 million of income tax benefits related to asset impairment, and $1 million of income tax benefits related to transaction costs. The three months ended September 30, 2019 includes $2 million of income tax benefits related to restructuring and $2 million related to asset impairment. The twelve months ended September 30, 2019 includes $2 million of income tax benefits related to restructuring, $2 million of income tax benefits related to asset impairment and $6 million of income tax expense related to asbestos related items.
(5) Represents transaction fees and inventory step-up amortization.
(6) The twelve months ended September 30, 2019 includes $31 million related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Cash provided by operating activities	$77	$62	$265	$256
Capital expenditures	(40)	(40)	(85)	(103)
Free cash flow	$37	$22	$180	$153

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2021— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year 2021 Outlook (1)
Net income attributable to Meritor, Inc.	$ ~ 45 - 75
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$ ~ 45 - 75
Interest expense, net	~ 80
Provision for income taxes	~ 25 - 50
Depreciation and amortization	~ 100
Restructuring	~ 30
Other (asbestos related liability remeasurement, noncontrolling interests, loss on sale of receivables, etc.)	~ 5 - 7
Adjusted EBITDA	$ ~ 285 - 342

Sales	$ ~ 3,100 - 3,350

Adjusted EBITDA margin (2)	~ 9.2% - 10.2%

Diluted earnings per share from continuing operations	$ ~ 0.60 - 1.05
Adjustments:
Restructuring costs	~ 0.40
Non-cash tax expense (3)	~ 0.10 - 0.30
Adjusted diluted earnings per share from continuing operations	$ ~ 1.10 - 1.75

Diluted average common shares outstanding	~ 73

Cash provided by operating activities	$ ~ 145 - 185
Capital expenditures	~ 85
Free cash flow	$ ~ 60 - 100

(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.